Exhibit 99.1

Safeguard Scientifics Announces First Quarter 2015 Financial Results

Conference call and webcast today at 9:00 a.m. EDT
Wayne, PA, April 23, 2015 - Safeguard Scientifics, Inc. (NYSE:SFE) today announced first quarter 2015 financial results. For the three months ended March 31, 2015, Safeguard’s net loss was $14.6 million, or $0.70 per share, compared to net income of $31.3 million, or $1.44 per share, for the same period in 2014.

“Safeguard is on track to achieve the company’s 2015 goals and objectives-to increase the total number of our partner companies to approximately 30; to deploy $35 million to $50 million in new partner companies; to deploy $30 million to $50 million in follow-on funding for current partner companies; to realize continued growth in partner company aggregate revenue; and to realize a minimum of two profitable exits,” said Stephen T. Zarrilli, President and CEO at Safeguard. “During the first quarter of 2015, Safeguard deployed $12.8 million in three new partner companies-Aventura, CloudMine and Full Measure Education-and deployed $9.4 million in follow-on funding to existing partner companies. Subsequent to the quarter, our partner company DriveFactor was sold. We expect to receive cash proceeds of approximately $10 million in connection with the transaction, including amounts to be held in escrow. We continue to build momentum and value in our partner companies and believe that our portfolio of partner companies is ripe with opportunities for future M&A and value creation events.”

“At March 31, 2015, Safeguard’s roster of partner companies totaled 27, including 12 healthcare and 15 technology companies,” said Jeffrey B. McGroarty, Senior Vice President and CFO at Safeguard. “The cost of our interests in these companies totaled $260.6 million. Our net cash, cash equivalents and marketable securities at quarter-end totaled $79.4 million, after subtracting the total carrying value of debt outstanding of $50.8 million. Safeguard’s financial strength, flexibility and liquidity remain the foundation of our evergreen business model, and we remain well-positioned to continue to deploy capital in promising early- and growth-stage healthcare and technology companies.”

RECENT EXIT TRANSACTION

DriveFactor, Inc. (Richmond, VA - Initial Revenue Stage)
Subsequent to the first quarter of 2015, Safeguard’s partner company, DriveFactor, was acquired by an undisclosed strategic buyer. Safeguard expects to receive cash proceeds of approximately $10 million, of which $1.1 million will be held in escrow until April 2016, representing an approximate 2x cash-on-cash return. Safeguard had deployed $4.5 million in DriveFactor since December 2011 and had a 41% primary ownership position at the time of the sale.

AGGREGATE PARTNER COMPANY REVENUE

For 2015, aggregate partner company revenue is projected to be between $430 million and $450 million, which includes revenue for all partner companies in which Safeguard had an interest at January 1, 2015, and excludes DriveFactor. Aggregate revenue for the same partner companies for prior years was $365 million for 2014 and $298 million for 2013. Aggregate revenue for all years reflects revenue on a net basis. Revenue data for certain partner companies pertains to periods prior to Safeguard’s involvement with those companies and are based solely on information provided to Safeguard by those companies. Safeguard reports the revenue of its equity and cost-method partner companies on a one-quarter-lag basis.

PARTNER COMPANY HIGHLIGHTS
The following partner company highlights represent information as of March 31, 2015, excluding DriveFactor.

Partner Company Revenue Stages
Development Stage ●Pre-revenue ●Proving out technology ●Developing prototype ●Beta stage customers	Initial Revenue Stage ●Up to $5M in revenue ●Initial customers ●Early market penetration ●Management team forming ●Infrastructure being built	Expansion Stage ●$5M to $20M in revenue ●Commercial grade solution ●Growing market penetration ●Management team built out ●Infrastructure in place	High Traction Stage ●$20M+ in revenue ●Significant commercial traction

HEALTHCARE

AdvantEdge Healthcare Solutions, Inc. (Warren, NJ - High Traction Stage)
AdvantEdge Healthcare Solutions (“AdvantEdge”) is a technology-enabled provider of healthcare revenue cycle and business management solutions that substantially improve decision-making, maximize financial performance, streamline operations and mitigate compliance risks for healthcare providers. AdvantEdge is recognized as one of the top-10 medical billing, coding and practice management companies in the U.S.; has more than 625 employees in seven regional offices in the U.S. and one office in Bangalore, India; and collects more than $1 billion annually for its physician, hospital, ambulatory surgery, behavioral health and large office-based clients. Safeguard has deployed $16.1 million in AdvantEdge since November 2006, including $0.8 million in follow-on funding during the first quarter, and has a 40% primary ownership position.

Market Opportunity - The market for AdvantEdge’s services is estimated to be more than $10 billion annually, which includes hospital-based physician revenue cycle management and office-based revenue cycle management. The ongoing pressures created by provider consolidations, reimbursement decreases and accountable care initiatives present challenges for players in the revenue-cycle management space. AdvantEdge believes it can take advantage of these industry dynamics to grow its franchise over the long-term.

Operating Highlights - AdvantEdge continues to pursue scale through organic growth and strategic acquisitions, completing eight M&A transactions since 2009. The company’s revenue in 2014 was in excess of $40 million.

Aventura, Inc. (Denver, CO - Initial Revenue Stage)
Aventura is a leading provider of awareness computing for the healthcare industry. Through its patented technology, Aventura delivers awareness of a user’s identity and role, the location within a facility, the device being used, and the patient being treating. Based on this awareness, Aventura immediately delivers a virtual desktop and dynamically provisions the applications and exact screens a user needs to care for that particular patient, eliminating wasteful clicks and keystrokes. As a result, Aventura helps customers achieve their important initiatives in the areas of electronic medical record (“EMR”) adoption and meaningful use requirements, protected health insurance security, mobility and cost containment. Safeguard deployed $6.0 million in Aventura in January 2015 and has a 20% primary ownership position.

Market Opportunity - Hospitals have invested heavily in EMR, driven largely by $36 billion in federal incentives. Despite significant investments in health information systems, efficiency, data security and workflow optimization, challenges around day-to-day access to patient data persist. Searching in multiple applications to compile a complete view of patient charts requires further investment to leverage the EMR spend. U.S.-based hospitals are estimated to spend $1.3 billion to optimize workflow for patient data access, and fewer than half of U.S. hospitals have implemented an optimization solution.

Operating Highlights - During the first quarter of 2015, Aventura raised a $14.0 million Series C financing, co-led by Safeguard and Merck Global Health Innovation Fund. Existing investors Excel Venture Management, HLM Venture Partners and Memorial Care Innovation Fund also participated in the round. Proceeds are being used to expand sales and marketing, business development and customer support as well as to accelerate product development.

Dabo Health, Inc. (Philadelphia, PA - Initial Revenue Stage)
Safeguard has deployed $2.3 million in Dabo Health since November 2013 and has a 15% primary ownership position. In the first quarter of 2015 Safeguard recognized an impairment charge of $2.3 million related to Dabo Health. Dabo is in the process of an orderly shutdown of its operations.

Good Start Genetics, Inc. (Cambridge, MA - High Traction Stage)
Good Start Genetics is a commercial-stage molecular genetic information company focused on fundamentally transforming the standard of care in reproductive medicine by providing physicians and their patients with clinically relevant and actionable information concerning inherited genetic disorders. Good Start Genetics’ powerful, proprietary next-generation DNA sequencing capabilities are supplemented by other proven genetic screening technologies and supported by its commitment to customer care and genetic counseling. Through GoodStart Select™, the company provides a comprehensive and clinically actionable menu of genetic carrier screening tests for known and novel mutations that cause inherited genetic disorders. Through its exclusive relationship with IviGen and iGenomix in the U.S. and Canada, Good Start Genetics offers clinicians additional important tests designed to improve pregnancy success rates and the chances of having a healthy baby. Additionally, through two recent exclusive agreements with Johns Hopkins University, Good Start Genetics has obtained rights to Fast-SeqS technology, which may streamline the delivery and costs of providing pre-implantation genetic screening and non-invasive prenatal testing. Safeguard has deployed $12.0 million in Good Start Genetics since September 2010 and has a 30% primary ownership position.

Market Opportunity - According to the Centers for Disease Control and Prevention (“CDC”), approximately 62 million women are within reproductive age range in the U.S.; 6.6 million pregnancies occur annually in the U.S.; and 1.2 million women seek fertility treatment annually in the U.S. This presents a total addressable U.S. market opportunity of $1.25 billion to $1.5 billion for carrier screening in reproductive health.

Operating Highlights - Good Start Genetics continues to expand access to its GoodStart Select genetic carrier screening tests beyond the in vitro fertilization setting to the broader women’s health community, including obstetrics, gynecology and maternal fetal medicine physicians.

InfoBionic, Inc. (Lowell, MA - Development Stage)
InfoBionic is an emerging digital health company focused on creating superior patient monitoring solutions for chronic disease management with an initial market focus on cardiac arrhythmias. InfoBionic’s MoMe® Kardia system empowers physicians with control to transform the efficiency with which they manage cardiac arrhythmia detection and monitoring processes for their patients. Leveraging a comprehensive, cloud-based remote patient monitoring platform-the first and only of its kind-InfoBionic delivers on-demand, actionable monitoring data and analytics directly to the physicians themselves. The MoMe Kardia 3-in-1 device streams continuous electrocardiogram (“ECG”), respiration and motion data to the cloud for analysis and delivers automated reporting to any mobile device, tablet or web-based portal where physicians can access and interact with the data they need, in the detail they want-anytime, anywhere. Safeguard has deployed $8.0 million in InfoBionic since March 2014 and has a 28% primary ownership position.

Market Opportunity - The global addressable market for monitoring cardiac arrhythmia and related events is estimated to be approximately $3 billion worldwide, including $1 billion in the U.S.

Operating Highlights - InfoBionic continues to optimize the product offering prior to commercial release.

Medivo, Inc. (New York, NY - Expansion Stage)
Medivo is a health data analytics company that unlocks the power of lab data to improve health. Medivo is the largest source of lab data in the U.S., with access to more than 100 million patients through its nationwide network of partner labs. Medivo enables healthcare companies to build clinical intelligence to enhance the potential for matching the right patient with the right treatment at the right time to improve clinical outcomes. Medivo’s CLEAR Data Solutions for Pharma enable life science companies to build clinical intelligence to optimize their sales and marketing initiatives. Medivo’s CLEAR Data Solutions for Labs enable laboratories to identify underutilization and add-on testing opportunities. Safeguard has deployed $11.6 million in Medivo since November 2011 and has a 35% primary ownership position.

Market Opportunity - The healthcare industry spends more than $5 billion annually on data analytics. Medivo generates revenue through targeting and analytics programs and clinical services. Based on current monetization strategies, the addressable healthcare analytics market for Medivo’s products is estimated to reach $10.8 billion.

Operating Highlights - During the first quarter of 2015, Medivo showcased-in client solutions and in medical research at the American Society of Hematology-how its data analytics identifies opportunities to improve outcomes in 12 oncology and other specialty conditions. By utilizing aggregated analyzed lab data, Medivo believes that pharma brand marketers are now in a position to take advantage of new opportunities to improve promotional targeting and that pharma and lab sales executives can optimize sales force planning.

NovaSom, Inc. (Glen Burnie, MD - Expansion Stage)
NovaSom is a leader in Obstructive Sleep Apnea (“OSA”) home testing with the AccuSom® home sleep test, the only comprehensively supported home sleep test that provides continuous patient support and next-day test results and interpretation for health care professionals. The U.S. Food and Drug Administration (“FDA”)-cleared AccuSom is as accurate as sleep lab testing and significantly more convenient and comfortable for patients. Patients are able to test around their own schedule and can sleep in their own bed, which helps eliminate "first night" effect and improves data collection. Safeguard has deployed $21.1 million in NovaSom since June 2011 and has a 32% primary ownership position.

Market Opportunity - The OSA diagnostic market in the U.S. is estimated to be approximately $4 billion and is growing more than 15% annually. Only 3 million sufferers in the U.S. have been diagnosed to date, out of an estimated 40 million moderate to severe OSA sufferers.

Operating Highlights - AccuSom is currently covered for more than 150 million commercially insured U.S. lives. NovaSom is accredited by the Joint Commission as an Ambulatory Care Sleep Diagnostic Center & Telehealth Provider and is classified by the Centers for Medicare & Medicaid Services as an Independent Diagnostic Testing Facility.

Propeller Health, Inc. (Madison, WI - Initial Revenue Stage)
Propeller Health provides digital solutions to measurably improve respiratory health. One of the first mobile platforms with FDA clearance, Propeller Health combines sensors, mobile apps and predictive analytics to monitor and engage patients, increase adherence and encourage effective self-management. Propeller Health partners with integrated delivery systems and health plans seeking new solutions to improve quality, strengthen care teams and reduce the cost of care for asthma and chronic obstructive pulmonary disease (“COPD”), the fifth and sixth most expensive diseases in the U.S., respectively. Safeguard deployed $9.0 million in Propeller Health in August 2014 and has a 25% primary ownership position.

Market Opportunity - Asthma and COPD currently cost payers and patients in the U.S. more than $100 billion annually. By 2020, the CDC estimates that the cost of medical care for adults in the U.S. with COPD alone will increase 53% to more than $90 billion.

Operating Highlights - During the first quarter of 2015, Propeller Health expanded its collaboration with the City of Louisville, Kentucky. The new program, called Air Louisville, builds upon a public-private collaboration Propeller Health started with Louisville in 2012. The program will allow the city to collect data, which can then be used for public health purposes, from sensors attached to 2,000 asthma inhalers.

Putney, Inc. (Portland, ME - High Traction Stage)
Putney is a rapidly growing pet pharmaceutical company focused on developing high-quality, generic prescription medicines for pets. Putney’s mission is to provide veterinary practices with FDA-approved veterinary generic medicines that meet pet medical needs and offer cost-effective alternatives for pet owners. Safeguard has deployed $14.9 million in Putney since September 2011 and has a 28% primary ownership position.

Market Opportunity - According to IMS Health, 86% of all human prescriptions in the U.S. are filled with a generic, yet very few generics exist for drugs prescribed for pets. Analysis of FDA Center for Veterinary Medicine approvals reveals that 91% of FDA-approved drugs for pets have no generic equivalent. The overall size of the pet pharmaceutical market is significant. Packaged Facts, in its April 2014 report entitled, “Pet Medications in the U.S.,” stated that the U.S. retail sales of pet medications reached $8 billion in 2013 and projected that the market will grow to more than $10 billion in 2018, reflecting a compound annual growth rate of 5%.

Operating Highlights - During the first quarter of 2015, Putney announced that it received its fifth FDA approval in five months, which includes Putney Enrofloxacin Antibacterial Injectable Solution (generic of Baytril® Antibacterial Injectable Solution); Putney Carprofen Chewable Tablets (generic of Rimadyl® Chewable Tablets); Putney Dexmedetomidine HCl (generic of Dexdomitor®); Putney Carprofen Sterile Injectable Solution (generic of Rimadyl® Injectable), which Putney commercially launched during the first quarter of 2015; and Putney Meloxicam Solution for Injection (generic of Metacam® Solution for Injection). Putney now sells FDA-approved generic versions of all three Rimadyl® drugs. In addition to Carprofen Sterile Injectable Solution, Putney also offers FDA-approved Carprofen Chewable Tablets and Carprofen Caplets.

Quantia, Inc. (Waltham, MA - Expansion Stage)
Quantia is a pioneer in physician engagement. Quantia has spent nearly a decade building an active online community-QuantiaMD-where 225,000 physicians (about one in three nationwide) interact with experts and collaborate to achieve the best outcomes for their patients. By blending expert content, social networking and game mechanics, Quantia has created an environment that physicians want to explore. The company’s clients represent large health systems and life sciences companies that tap into Quantia’s community to boost engagement among target physicians and inspire change at the point of care. Safeguard has deployed $14.2 million in Quantia since August 2013 and has a 42% primary ownership position.

Market Opportunity - Quantia currently generates revenue through three channels: (1) pharmaceutical companies that need to reach and engage healthcare professionals to increase market share; (2) hospital systems that need to engage physicians to achieve clinical, operational and financial objectives; and (3) medical technology companies that need to increase brand awareness among physicians and drive qualified leads. The scalable and secure Quantia Physician Engagement Platform has an annual addressable market estimated to be between $1 billion and $2 billion.

Operating Highlights - During the first quarter of 2015, Quantia released initial findings of a Quantia Impact Report, which stated that 72% of physicians increased their confidence in managing chronic conditions and delivered better clinical outcomes after participating in expert-led content on QuantiaMD. These findings are significant when coupled with the fact that an estimated 50% of current medical knowledge becomes obsolete every five years. Quantia’s Impact Report suggests that when relevant clinical content is delivered by trusted experts in a convenient online format, physicians report changes to the way they think about and practice medicine.

Syapse, Inc. (Palo Alto, CA - Initial Revenue Stage)
Syapse is a software company that enables healthcare providers to deploy precision medicine programs. The Syapse Precision Medicine PlatformSM integrates complex genomic and clinical data with care pathways and medical knowledge bases, providing clinicians with actionable insights to enable diagnosis and treatment. In addition, it enables longitudinal tracking of patients, creating expansive sources of real-world evidence that will be used to power learning health systems across networks of affiliated health providers. The platform integrates data from electronic medical records, molecular testing labs and imaging and billing systems, and is agnostic to the data source or system. Safeguard deployed $5.8 million in Syapse in June 2014 and has a 27% primary ownership position.

Market Opportunity - Syapse’s technology provides integral software infrastructure for any healthcare provider utilizing genomics, molecular and high-complexity clinical data in the care of their patients. While Syapse’s platform can be applied to any disease area, early customers have focused on oncology. United Health Group estimates that the annual addressable U.S. market for genetic and molecular diagnostic testing will reach $15 billion to $25 billion by 2021, while MarketsandMarkets reports that the global healthcare information technology market was $40.4 billion in 2012 and will grow to $56.7 billion by 2017.

Operating Highlights - During the first quarter of 2015, Syapse partnered with Sarah Cannon, the global cancer enterprise of Hospital Corporation of America, to launch a precision oncology clinical service collaboration. The software-based service is designed to support Sarah Cannon’s efforts to make tumor genome profiling a key component of the care continuum for the more than 100,000 newly diagnosed cancer patients seen annually across its network of cancer centers throughout the U.S. and the United Kingdom. Syapse also partnered with Swedish, the largest non-profit health provider in the Greater Seattle area, to empower Swedish Cancer Institute's Personalized Medicine Program using Syapse software. Swedish is an affiliate of Providence Health & Services.

Trice MedicalTM (King of Prussia, PA - Initial Revenue Stage)
Trice Medical is a diagnostics company focused on micro invasive technologies. Trice Medical has pioneered fully-integrated camera-enabled needle technologies that provide a clinical solution that is optimized for use in the physician’s office. The company’s first product is mi-eye™, which is a single-use, streamlined visualization device that uses a standard 14-gauge needle with an integrated camera and light source to perform a diagnostic arthroscopy. Trice Medical’s mission is to provide more immediate and definitive patient care, eliminating the false reads associated with current indirect modalities and significantly reducing the overall cost to the healthcare system. Safeguard has deployed $6.2 million in Trice Medical since July 2014 and has a 28% primary ownership position.

Market Opportunity - In the U.S., it is estimated that more than 32 million magnetic resonance imaging (“MRI”) exams are conducted each year, of which approximately 8 million are orthopedic in nature. Private insurers, which cover approximately 80% of all sports medicine injuries, often pay an average of $1,500 to $2,000 per MRI-all of which is paid to the facility that owns the MRI and an independent radiologist, not to the orthopedic surgeon who is treating the patient. As a result, Trice Medical’s addressable market opportunity is approximately $15 billion.

Operating Highlights - During the first quarter of 2015, Trice Medical appointed Craig Carra as Chief Financial Officer. Mr. Carra has spent the majority of his 20-year career in various executive-level positions with emerging growth, medical device and service companies. Trice Medical received FDA 510(k) clearance for mi-eye in 2014 and is targeting commercialization in summer 2015.

TECHNOLOGY

AppFirst, Inc. (New York, NY - Initial Revenue Stage)
AppFirst's award-winning technology provides global organizations the ability to achieve unmatched visibility into the real-time relationships between distributed applications and the global assets, which support their execution. This includes all application classes and their associated services interactions along with detailed exposure of every asset required to service a global or local business transaction. By delivering unmatched visibility, AppFirst enables the business to experience real time and complete systems integrity information not historically possible. This includes database integrity, file integrity and system security data never before available. Additional benefits include increased system performance, improved global asset utilization and a reduction of overall IT costs. Safeguard has deployed $9.4 million in AppFirst since December 2012 and has a 34% primary ownership position.

Market Opportunity - AppFirst competes in the $2.6 billion application-performance monitoring market, where existing vendors are growing 10% per year, according to 2013 Gartner estimates.

Operating Highlights - AppFirst continues to gain traction with the secure enterprise version of its platform, which the company introduced in 2014, for deployments on-premise, in the cloud or in a hybrid environment. AppFirst’s platform includes a patented data collection and aggregation offering to deliver visibility into all foundational interactions including, but not limited to, every application call, system event, log file entry, configuration change, third-party application or custom code event as well as data from thousands of plug-ins. AppFirst’s platform includes a big data correlation and aggregation engine providing a normalized and time synchronization view of all collected data across the enterprise in a way previously unavailable using traditional APM and polling solutions. During the first quarter of 2015, AppFirst achieved industry recognition including being named a 2015 CODIE Award finalist by the Software & Information Industry Association and the appointment of CEO and co-founder David Roth to the IBM Cloud Advisory Board.

Apprenda, Inc. (Troy, NY - Initial Revenue Stage)
Apprenda is a leading enterprise platform-as-a-service (“PaaS”) company powering the next generation of enterprise software development in public, private and hybrid clouds. As a foundational software layer and application run-time environment, Apprenda abstracts away the complexities of building and delivering modern software applications, enabling enterprises to turn ideas into innovations more quickly. With Apprenda, enterprises can securely deliver an entire ecosystem of data, services, applications and application programming interfaces to both internal and external customers across any infrastructure. Safeguard deployed $12.1 million in Apprenda in November 2013 and has a 21% primary ownership position.

Market Opportunity - Apprenda was named by Gartner as an early leader for private cloud enabled application platforms (“CEAP”), a new category with a potential annual market opportunity of up to $4 billion. CEAP provides PaaS functionality as a software product, allowing an enterprise to write to a platform that can be deployed in-house on their servers or externally on another vendor’s cloud.

Operating Highlights - During the first quarter of 2015, Apprenda announced that Alex Pinchev, cloud industry veteran and former President of Global Sales, Services and Field Marketing for Red Hat, joined Apprenda's board of directors. In addition, Apprenda announced a partnership with XebiaLabs to accelerate the adoption of continuous delivery using private PaaS in the enterprise. The joint solution ensures that companies can deliver on the promise of agile software development and move applications to end-users more quickly and reliably.

Beyond.com, Inc. (King of Prussia, PA - High Traction Stage)
Beyond.com (“Beyond”), The Career Network, helps millions of professionals find jobs and advance their careers, while also serving as the premier destination for companies in need of top talent. This is achieved through more than 500 talent communities that use integrated social features to help members discover relevant jobs, career news, career advice and resources. Safeguard deployed $13.5 million of capital in Beyond in March 2007 and has a 38% primary ownership position.

Market Opportunity - The global human capital management market is estimated to be $85 billion. According to International Data Corporation, the U.S. recruiting market is estimated to be between $15 billion and $20 billion, while the U.S. online recruiting market is estimated to be approximately $5.3 billion.

Operating Highlights - During the first quarter of 2015, Beyond launched its online subscription-based service, which provides small businesses with ongoing access to Beyond’s 45 million members and 500+ niche talent communities. These tiered plans are designed to make the hiring process more efficient, cost-effective and transparent by providing users with the powerful resources they need to target the right job candidates.

Bridgevine, Inc. (Atlanta, GA - High Traction Stage)
Bridgevine provides customer acquisition and retention solutions for enterprise customers. Bridgevine’s software-as-a-service (“SaaS”)-based platform is used by leading companies in communications, entertainment, home security and energy resulting in more than 50 million consumer interactions annually. Safeguard has deployed $10.0 million in Bridgevine since August 2007 and has a 17% primary ownership position.

Market Opportunity - Barclays PLC estimates that the online lead generation/e-mail marketing market is expected to grow from $1.8 billion in 2012 to $2.0 billion in 2016. In addition, the market for online search-related marketing is estimated to grow from $17.7 billion in 2012 to $29.9 billion in 2016.

Operating Highlights - During the first quarter of 2015, Bridgevine appointed Brad Mohs as Chief Technology Officer. Mr. Mohs brings more than 30 years of experience managing several of the largest and fastest growing e-commerce and technology-enabled firms in the U.S. Mr. Mohs will lead Bridgevine’s technology organization and will be responsible for innovating, developing and enhancing the company’s suite of products and services. In addition, Mr. Mohs will help expand Bridgevine’s customer acquisition solutions around utility customer relationship management, retail and e-tail channels, call center cross-sell, social and mobile platforms. Bridgevine has successfully completed all key steps in the integration of Acceller, which was acquired in June 2014. The combined company offers the largest and most advanced customer acquisition and retention platform in the marketplace, contributing to more than $2.3 billion in partners’ annual recurring revenue.

CloudMine, Inc. (Philadelphia, PA - Initial Revenue Stage)
CloudMine provides a secure, cloud-based platform aimed at accelerating development of mobile apps by providing key application infrastructure, critical compliance-related functions and automated scale in an unpredictable world of data consumption. With CloudMine, customers are able to streamline app maintenance, standardize project development and release apps quicker-by up to 70% in most cases-while offsetting the complexity and cost of meeting privacy and security standards throughout the app lifecycle. Through a robust integration framework, CloudMine enables the next generation of enterprise mobility by empowering development teams to tap into legacy applications quickly while keeping them secured behind the firewall. CloudMine’s managed mobility suite is HIPAA and HITECH compliant and used by world-class enterprises including Mylan, Endo Pharmaceuticals, Barnes & Noble College and Digitas Health - driving end user engagement and intelligence. Safeguard deployed $2.9 million in CloudMine in February 2015 and has a 30% primary ownership position.

Market Opportunity - By 2018, the mobile enterprise business application market is projected to be $61 billion, up from $31 billion in 2012, according to Strategy Analytics. Today, 50% of business processes that involve human tasks require near-real-time responses that are mobile-enabled, according to Gartner research.

Operating Highlights - During the first quarter of 2015, CloudMine raised a $5 million Series A financing round led by Safeguard with participation by MentorTech Ventures, DreamIt Ventures, DeSimone Group Investments, Ben Franklin Technology Partners of Southeastern Pennsylvania, Mid-Atlantic Angel Group, Robin Hood Ventures and other angel investors. CloudMine is using the proceeds to enrich its product offering, build vital strategic alliances and expand marketing and sales functions.

Clutch Holdings, Inc. (Ambler, PA - Initial Revenue Stage)
Clutch is a leading provider of advanced consumer management technology that delivers customer intelligence and consumer engagement solutions to premium brands. Clutch’s comprehensive customer marketing platform empowers customer-focused businesses to identify, understand, target and engage their most valuable customers. The company’s pioneering consumer management platform integrates a brand’s customer data across traditional point-of-sale systems, ecommerce platforms, mobile applications and social networks to deliver the highest value from existing customers. Safeguard has deployed $8.3 million in Clutch since February 2013 and has a 30% primary ownership position.

Market Opportunity - The Consumer Management category is an emerging, multi-billion dollar industry focused on delivering premier brands the ability to maximize relationships with, and the lifetime value of, their customers. Clutch’s advanced technology platform and consultative approach delivers multidimensional intelligence, sophisticated understanding, strategic engagement and powerful optimization to achieve this.

Operating Highlights - Clutch continues to build upon strategic partnerships with organizations such as eBay (Magento), EVO Payments, Demandware and Shopify. In addition, Clutch continues to sign new enterprise clients spanning a range of industries including recent additions Brooks Running, Crabtree & Evelyn and Rawlings. Clutch's solutions deliver exceptional experiences to more than 46 million customers of more than 750 brands across 14 countries.

Full Measure Education, Inc. (Washington, DC - Initial Revenue Stage)
Full Measure Education offers colleges and universities a cost-effective SaaS student engagement platform to maximize student success. This system-wide infrastructure increases student persistence, engagement and goal accomplishments, delivering information to students when they want it and how they have come to expect it. With Full Measure Education, schools can redesign communication and student services to streamline administrative processes, automate steps where possible and deliver personalized support to each student. By delivering personalized, relevant and timely communications to students across the entire student lifecycle, students are inspired to achieve their academic goals and institutions can intervene when students exhibit at-risk behavior. Safeguard deployed $4.0 million in Full Measure Education in January 2015 and has a 25% primary ownership position.

Market Opportunity - In the community and junior college markets, there are more than 1,132 colleges. The average revenue per community college is $56 million, which means that the total annual revenue for the community and junior colleges market is approximately $60 billion. These colleges spend $2.5 billion of their budgets on student services, which is the opportunity that Full Measure Educatiom targets.

Operating Highlights - During the first quarter of 2015, Full Measure Education raised a $5.5 million Series B financing led by Safeguard with participation from Bull City Venture Partners. Proceeds are being used to expand sales and marketing and to accelerate platform development.

Hoopla Software, Inc. (San Jose, CA - Initial Revenue Stage)
Hoopla Software (“Hoopla”) provides cloud-based software that helps sales organizations inspire and motivate sales team performance. Hoopla's Sales Motivation Platform combines modern game mechanics, data analytics and broadcast-quality video in a cloud application that makes it easy for managers to motivate team performance and score more wins. Using Hoopla, managers can quickly create contests, competitions and leaderboards around any customer relationship management metric and can broadcast live performance updates to any TV, web or mobile screen, engaging the entire company in an exciting, play-to-win culture. Safeguard has deployed $3.1 million in Hoopla since December 2011 and has a 26% primary ownership position.

Market Opportunity - Hoopla is in the employee performance management market. Companies in the U.S. spend approximately $5 billion on employee performance software and almost $38 billion on employee incentives every year. Hoopla’s platform takes advantage of data analytics and advanced gamification techniques to enhance performance.

Operating Highlights - Hoopla continues to expand its sales, marketing and product development efforts to meet the rapidly growing demand for its software.

Lumesis, Inc. (Stamford, CT - Initial Revenue Stage)
Lumesis is a financial technology company focused on providing business efficiency, data and regulatory solutions to the municipal bond marketplace. Lumesis was founded in 2010 and is completely dedicated to serving the municipal market with industry-leading analysis and compliance solutions that meet the needs of an evolving regulatory environment. Today, Lumesis’ DIVER platform helps more than 100 firms with more than 40,000 users efficiently meet credit, regulatory and risk needs. Safeguard has deployed $5.6 million in Lumesis since February 2012 and has a 45% primary ownership position.

Market Opportunity - Lumesis focuses on delivering its solutions to portfolio managers, investment advisors, compliance professionals, financial advisor networks and issuers/underwriters in the municipal bond marketplace, which has doubled over the past 10 years. Lumesis estimates that its current addressable market to this customer base is approximately $1 billion on an annual basis.

Operating Highlights - During the first quarter of 2015, Lumesis announced a partnership with Ipreo, a global provider of workflow solutions and market intelligence to financial services and corporate professionals. Lumesis and Ipreo will now offer direct access to DIVER Advisor Municipal Bond Reports directly from Ipreo's Bookrunning system. In addition, Lumesis announced a strategic partnership with Bitvore Corporate to provide the municipal market with a single platform for easy access to up-to-date material changes in municipal bond issuers and obligors. Lastly, Lumesis is now listing its DIVER Weekly Commentary and DIVER Advisor Municipal Bond Reports on the AIREX Market, the first independent online marketplace for financially actionable apps, information and reports. AIREX Market is selling DIVER Advisor's Municipal Bond Reports and is providing free access to the DIVER Weekly Commentary on top issues facing the municipal marketplace.

MediaMath, Inc. (New York, NY - High Traction Stage)
MediaMath is a global technology company that is leading the movement to revolutionize traditional marketing and drive transformative results for marketers through its TerminalOne (“T1”) Marketing Operating System™. A pioneer in the industry, introducing the first demand-side platform with the company's founding in 2007, MediaMath is the only company of its kind to empower marketers with an extensible, open platform to unleash the power of goal-based marketing at scale, transparently across the enterprise. T1 activates data, automates execution and optimizes interactions across all addressable media, delivering superior performance, transparency and control to all marketers with better, more individualized experiences for consumers. Safeguard has deployed $25.5 million in MediaMath since July 2009 and has a 21% primary ownership position.

Market Opportunity - According to eMarketer, total digital ad spending is expected to grow at a compound annual rate of 15.7% between 2013 and 2018.

Operating Highlights - During the first quarter of 2015, MediaMath announced several key hires and appointments including Richard Beattie as Senior Vice President Commercial, EMEA; Stuart Bartram as Australia and New Zealand (ANZ) Country Manager; and Yusuke Yokota as Japan Country Manager. MediaMath opened a new office in Madrid, Spain to further build upon the company’s established presence in EMEA. Additionally, MediaMath was included as one of Apple’s first partners to expand Apple’s mobile advertising network to iTunes Radio, Apple’s web streaming service that competes with Pandora, through programmatic ad buying. Time Inc. and MediaMath also announced an exclusive collaboration to make print audience segments addressable in the digital programmatic marketplace, providing valuable audiences ranging in size from 5 million to 89 million readers. MediaMath also partnered with Integral Ad Science, a global provider of actionable advertising intelligence for buyers and sellers of digital media, to improve advertising media quality for consumers and brands alike, as well as with Navegg, a pioneer in online data segmentation and management of LATAM, in an effort to expand global audience data capabilities and improve marketer ROI.

Pneuron Corporation (Woburn, MA - Initial Revenue Stage)
Pneuron enables organizations to rapidly solve business problems through a groundbreaking, distributed approach that cuts across data, applications and processes. By targeting the right information at the data source, companies are no longer faced with the complex integration and infrastructure requirements of traditional approaches. Pneuron’s innovative Distributed Solutions Platform enables customers to accelerate business value and develop reports, products and applications in half the time and cost of traditional methods. Pneuron’s distributed approach is non-invasive, technology-agnostic and leverages an organization’s existing infrastructure, avoiding the deployment risks and IT concerns that are prevalent in today’s centralized data projects. Safeguard deployed $5.0 million in Pneuron in February 2013 and has a 28% primary ownership position.

Market Opportunity - The financial services industry spends approximately $10 billion per year on cloud enablement, information management software and business intelligence/analytics/collaboration, based on Forrester Research estimates. Analysts agree that Pneuron does not fit neatly into any category, and that the company is positioned to be a disruptive player across the financial services industry.

Operating Highlights - During the first quarter of 2015, Pneuron announced a partnership with HP to provide customers with the ability to quickly realize value derived from new big data insights with less cost and more agility than traditional solution approaches. The partnership combines HP’s Business Intelligence Modernization Services and leading big data analytics platform with Pneuron’s innovative Distributed Solutions Platform to offer customers a rapid, flexible and robust approach to deploying end-to-end solutions. The technology will be offered as on-premise and as-a-service in the HP Helion cloud, further enabling enterprise customers to derive critical advantages required in today’s dynamic marketplace. In addition, Pneuron announced a partnership with UST Global, an information technology solutions and service company for Global 1000 enterprises, to expand market share in their respective domains by leveraging connected products and services.

Spongecell, Inc. (New York, NY - Expansion Stage)
Spongecell is a programmatic creative solution that leverages data-driven technology to automate the production and delivery of high-quality ads at scale across display, mobile and video. Spongecell’s technology helps brands and their creative and media agencies create more meaningful consumer engagement, without sacrificing speed or quality. Spongecell works with some of the biggest companies in the world to drive their digital advertising campaigns and bring more interactive and engaging ad experiences to potential customers. Safeguard has deployed $14.0 million in Spongecell since January 2012, including $4 million in follow-on funding during the first quarter of 2015, and has a 23% primary ownership position.

Market Opportunity - The size of the U.S. Internet advertising market was approximately $43 billion in 2013, with a nine-year compound annual growth rate of 18%. Spongecell specifically addresses the high-growth mobile, video, rich media and display sub-markets, which represent approximately one-third of the total Internet advertising market.

Operating Highlights - Spongecell is realizing significant traction with its dynamic creative product, which allows ad content to be updated in real-time based on parameters such as weather, user location and consumer habits. Spongecell continues to expand its mobile advertising offering, adding dynamic creative functionality and additional feature support to its mobile product.

Transactis, Inc. (New York, NY - Expansion Stage)
Transactis is a leading provider of electronic billing and payment solutions. Transactis’ cloud-based electronic bill presentment and payment (“EBPP”) platform, BillerIQ, is a white-labeled solution that’s offered “as-a-service,” enabling businesses to rapidly and securely deliver electronic bills, invoices and documents, as well as accept payments online, by phone, and via mobile device. BillerIQ is an extremely flexible and scalable platform for businesses ranging from 50 bills per month to Fortune 50 companies with hundreds of thousands of bills per month, across a variety of industries including property management, healthcare, insurance, public sector, utilities and financial services. The deep functionality of BillerIQ helps companies improve both their business-to-consumer and business-to-business payment management, increase collection yields and accelerate cash flow all while reducing costs. Safeguard deployed $9.5 million in Transactis in August 2014 and has a 25% primary ownership position.

Market Opportunity - Fewer than 20% of bills are presented electronically in the U.S. The majority of 1990s-vintage technology and products in this market are on site at a single biller and are client-server oriented. The channel-oriented Transactis model features up-to-date SaaS infrastructure and is positioned to grow with an EBPP market that is expanding at a compound annual rate of 16%, according to a 2013 report by marketing consultant Latente Group.

Operating Highlights - During the first quarter of 2015, Transactis announced a partnership with Standard Register, a trusted partner of Webster Bank, to improve and simplify accounts receivable processes for its customers. Through this partnership, Standard Register is enabling a new capability that will allow Webster Bank to expand its commercial banking relationships while consolidating its supplier base. In addition, Transactis was named to the 2015 AlwaysOn OnFinance 100 Top list, which represents the top emerging companies that are creating opportunities in the world of business and personal finance, investment, digital currencies and payments.

WebLinc, Inc. (Philadelphia, PA - Expansion Stage)
WebLinc is a commerce platform provider for fast growing online retailers. WebLinc tailors its commerce platform to the needs and scale of mid to large retailers by leveraging extensive experience and success supporting clients’ need for fast growth and system flexibility. By building upon the latest technologies such as Ruby on Rails and MongoDB, WebLinc’s commerce platform has successfully supported some of the fastest growing online retailers. The company's clients include Do It Best Corp., The Mint Julep Boutique; Urban Outfitters’ brand Free People; U.S. Polo Assn.; Thomas Scientific; Jeffers Pet; Hello Kitty; and many more. Safeguard deployed $6.0 million in WebLinc in August 2014 and has a 29% primary ownership position.

Market Opportunity - According to comScore, eCommerce grew at a rate of 13% year-over-year in the first quarter of 2014, while offline retail was nearly flat, achieving 1% growth from the year before. As this trend continues, WebLinc is positioned to continue helping business-to-business and business-to-consumer companies provide the omnichannel experience that customers now expect. WebLinc accomplishes this through a highly scalable platform, which provides full brand control, depth of features and operational flexibility needed to run the most dynamic retail operations. WebLinc’s early adoption of responsive web design and expertise developing native mobile apps helps clients maximize multi-channel revenue and outperform the competition.

Operating Highlights - WebLinc continues to partner with a wide variety of fast-growing online retailers including Do it Best Corp., whose platform offers individual eCommerce sites for all 3,800 member stores, and The Mint Julep Boutique, a rapidly growing online women’s fashion retailer that has amassed nearly two million social followers in its three years of business.

CONFERENCE CALL AND WEBCAST DETAILS

Please call 10-15 minutes prior to the call to register.

Date: Thursday, April 23, 2015

Time: 9:00am EDT

Webcast: www.safeguard.com/results

Live Number: 877-201-0168 // (International) 647-788-4901

Replay Number: 855-859-2056 // (International) 404-537-3406

Access Code: 96836947

Speakers: President and Chief Executive Officer, Stephen T. Zarrilli; and Senior Vice President and Chief Financial Officer, Jeffrey B. McGroarty.

Format: Discussion of first quarter 2015 financial results followed by Q&A.

Replay will be available through May 23, 2015 at 11:59pm EDT. For more information please contact IR@safeguard.com.

About Safeguard Scientifics
Safeguard Scientifics, Inc. (NYSE:SFE) has a distinguished track record of fostering innovation and building market leaders. For six decades, Safeguard has been providing growth capital and operational support to entrepreneurs across an evolving spectrum of industries. Today, Safeguard is focused specifically on two sectors-healthcare and technology. Specifically, Safeguard targets early- and growth-stage companies in advertising technology, digital media, financial technology, enterprise software, Internet of Things, devices, diagnostics, digital health and healthcare IT. For more information, please visit www.safeguard.com or Follow Us on Twitter @safeguard.

Forward-looking Statements
Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Our forward-looking statements are subject to risks and uncertainties.  The risks and uncertainties that could cause actual results to differ materially include, among others, our ability to make good decisions about the deployment of capital, the fact that our partner companies may vary from period to period, our substantial capital requirements and absence of liquidity from our partner company holdings, fluctuations in the market prices of our publicly traded partner company holdings, competition, our inability to obtain maximum value for our partner company holdings, our ability to attract and retain qualified employees, market valuations in sectors in which our partner companies operate, our inability to control our partner companies, our need to manage our assets to avoid registration under the Investment Company Act of 1940, and risks associated with our partner companies, including the fact that most of our partner companies have a limited history and a history of operating losses, face intense competition and may never be profitable, the effect of economic conditions in the business sectors in which Safeguard’s partner companies operate, and other uncertainties described in our filings with the Securities and Exchange Commission. Many of these factors are beyond the Company’s ability to predict or control. As a result of these and other factors, the Company’s past financial performance should not be relied on as an indication of future performance. The Company does not assume any obligation to update any forward-looking statements or other information contained in this press release.

# # #

SAFEGUARD CONTACTS:
For Investor Relations
John E. Shave III
Senior Vice President, Investor Relations and Corporate Communications
610.975.4952
jshave(at)safeguard(dot)com

For Media Relations
Heather R. Hunter
Vice President, Corporate Communications
610.975.4923
hhunter(at)safeguard(dot)com

Safeguard Scientifics, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	March 31, 2015	December 31, 2014

Assets
Cash, cash equivalents and marketable securities	$109,561	$137,160
Other current assets	1,721	1,684
Total current assets	111,282	138,844
Ownership interests in and advances to partner companies	165,421	154,192
Loan participations receivable	3,851	3,855
Long-term marketable securities	20,657	19,365
Other assets	2,227	2,198
Total Assets	$303,438	$318,454

Liabilities and Equity
Other current liabilities	$4,970	$6,557
Total current liabilities	4,970	6,557
Other long-term liabilities	3,558	3,507
Convertible senior debentures	50,850	50,563
Total equity	244,060	257,827
Total Liabilities and Equity	$303,438	$318,454

Safeguard Scientifics, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended March 31,
	2015	2014

Operating expenses	$4,880	$5,239
Operating loss	(4,880)	(5,239)

Other income (loss), net	(388)	30,374
Interest, net	(673)	(624)
Equity income (loss)	(8,662)	6,808

Net income (loss) before income taxes	(14,603)	31,319
Income tax benefit (expense)	—	—
Net income (loss)	$(14,603)	$31,319

Net income (loss) per share:
Basic	$(0.70)	$1.44
Diluted	$(0.70)	$1.29

Weighted average shares used in computing income (loss) per share :
Basic	20,861	21,687
Diluted	20,861	25,121

Safeguard Scientifics, Inc.
Segment Results
(in thousands)

	Three Months Ended March 31,
	2015	2014

Operating Loss
Healthcare	$—	$—
Technology	—	—
Total segment results	—	—
Other items (a)	(4,880)	(5,239)
	$(4,880)	$(5,239)

Net income (loss)
Healthcare	$(4,281)	$41,001
Technology	(4,772)	(3,585)
Total segment results	(9,053)	37,416
Other items (a)	(5,550)	(6,097)
Net income (loss)	$(14,603)	$31,319

(a) Other items include corporate expenses, Penn Mezzanine and private equity fund activity.

Safeguard Scientifics, Inc.
Partner Company Financial Data
(in thousands)

Additional Financial Information

To assist investors in understanding Safeguard and our 27 partner companies as of March 31, 2015, we are providing additional financial information on our partner companies, including the aggregate cost and carrying value for all of our partner companies and other holdings. Carrying value of an equity method partner company represents the original acquisition cost and any follow-on funding, plus or minus our share of the earnings or losses of each company, reduced by any impairment charges. The carrying value and cost data reflect our percentage holdings in the partner companies and reflect both equity ownership interests in and advances to those partner companies.

	March 31, 2015

	Carrying Value	Cost
Safeguard Carrying Value and Cost
Equity method partner companies	$156,299	$248,388
Cost method partner companies	4,574	12,315
Other holdings	4,548	36,631
	$165,421	$297,334